Exhibit (a)(16)

Convenience Translation –
German version legally binding

COMMERZBANK
AKTIENGESELLSCHAFT

To:
Bayer Schering GmbH,
Kaiser-Wilhelm-Allee 1
51373 Leverkusen, Germany

To be forwarded to the
Management Board of Schering Aktiengesellschaft, Berlin

Guarantee Declaration pursuant to § 327b para. 3 German Stock Corporations Act [Aktiengesetz, "AktG"]

Bayer Schering GmbH (formerly named Dritte BV GmbH), Leverkusen, has informed us that the General Meeting of Schering Aktiengesellschaft, Berlin, is supposed to pass at the request of the main shareholder Bayer Schering GmbH a resolution on the transfer of shares of the minority shareholders to Bayer Schering GmbH in return for adequate cash compensation pursuant to § 327a para. 1 AktG.

In light of this, Commerzbank Aktiengesellschaft with its registered office in Frankfurt am Main, registered in the commercial register of the Local Court [Amtsgericht] in Frankfurt am Main under HRB 32000, and as a credit institution authorized to engage in business within the jurisdiction of the German Stock Corporations Act, hereby assumes pursuant to § 327b para. 3 AktG by way of a bank guarantee towards the minority shareholders of Schering Aktiengesellschaft the guarantee for the fulfillment of the obligation of Bayer Schering GmbH as the main shareholder to pay the determined cash compensation for the transferred shares without undue delay after registration of the resolution on the transfer of shares pursuant to § 327a para. 1 AktG. Each minority shareholder acquires under this guarantee a direct and irrevocable claim for payment against Commerzbank Aktiengesellschaft.

Frankfurt am Main, December 5, 2006

Commerzbank Aktiengesellschaft

Michael P. Froeschke   Georg Raasch

Number 4386 of the deed register for 2006

The signatures above of
1.	Mr. Michael Peter Froeschke, born 10 November 1958,

2.	Mr. Georg Raasch, born 6 January 1963, both with office in: Kaiserstraße 16, 60311 Frankfurt am Main, both personally known -,

which have been approved in my presence are hereby notarized. My question regarding a prior involvement in the sense of § 3 para. 1 no. 7 Authentication Act (Beurkundungsgesetz) was denied.

At the same time I hereby certify on the basis of an inspection of a legally attested excerpt from the commercial register (HRB no. 32000) of the local court (Amtsgericht) Frankfurt am Main of today that Mr. Froeschke and Mr. Raasch each as authorized signatory with full power of representation (Prokurist) of COMMERZBANK Aktiengesellschaft with its registered office in Frankfurt am Main are registered and are authorized to represent the Company jointly.

Frankfurt am Main, 5 December 2006

Dr. Klaus Engfer
Notary

Calculation of Costs Value: above Euro 300.000
5/20 fee §§ 141, 32, 45/1 KostO	Euro 130.00
Fee § 150 I KostO	Euro 13.00
16 % VAT	Euro 22.88
Total	Euro 165.88

            Notary